Exhibit 16.1

October 14, 2014

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Kite Pharma, Inc.’s statements included under Item 4.01 of its Form 8-K dated October 7, 2014, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that the audit committee decided to engage Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year December 31, 2014, and the statements made in the 5th paragraph.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

New York, New York

cc:	Mr. Jonathon Peacock

Audit Committee Chairman

Kite Pharma, Inc.